Exhibit 10.1

Xuzhou Zhongtai CDQ & Waste Heat Power Generation System Transfer Agreement

Party A: Xi’an TCH Energy Technology Co., Ltd.

Party B: Xuzhou Zhongtai Energy Technology Co., Ltd.

Party C: Xi’an Huaxin New Energy Co., Ltd.

Whereas, Party A entered into a CDQ Power Generation Energy Management Cooperative Agreement with Party B on December 6, 2013 (“Zhongtai Agreement”); Pursuant to the Zhongtai Agreement, Party A entered into an EPC Contract for the CDQ Waste Heat Power Generation Project (the “Project”) with Party C on December 12, 2013 (“EPC Contract”). Pursuant to the EPC Contract, Party C undertakes the construction of the Project. As of January 31, 2016, Party A has paid Party C RMB 152,360,000 construction fee according to the EPC Contract, which has been verified and confirmed by the three parties. Party A has incurred RMB 31,916,487.60 loan interest for the Project. The ownership of assets of the Project belongs to Party A.

Whereas, at the end of 2015, Party B planned integration by repurchasing all its outsourced projects, including CDQ waste heat power generation projects. Party B proposed to repurchase the CDQ waste heat power generation project from Party A. Both Party A and Party B agreed to terminate the Zhongtai Agreement and all project assets under construction shall be transferred to Party B. Through full consultation, parties reached followings in connection with the termination of the Zhongtai Agreement and relevant follow-up issues.

One, Settlement Methods

1.	Party A shall transfer all the project assets under construction under the Zhongtai Agreement to Party B. Party B confirms the assets under construction, which has been jointly inspected and verified by three parties.

2.	Party A, B, and C all agree that Party C shall continue to construct and complete the Project. Party A transfers all its rights and obligation under the EPC Contract to Party B.

Two, Transfer Price

Party B shall pay RMB 152,360,000 to Party A based on the proof of payment expenses for the construction of the Project provided by Party A. Party B shall also pay to Party As partial loan interest of RMB 15,000,000 incurred during the construction period. The total transfer price is RMB 167,360,000 (“Transfer Price”).

Three, Payment Method and Schedule

Within 20 business days after this Agreement is signed, Party B shall pay Party A the agreed transfer price of RMB 50,000,000. Within 20 business days after the completion of the construction but no later than July 30, 2016, Party B shall pay Party A RMB 30,000,000; before July 30, 2017, Party B shall pay Party A the remaining RMB 87,360,000.

Four, Content and Method of Assets Transfer

The transferred assets of the CDQ and waste heat power generation project include all above-ground structures on site and their attachments as well as machinery equipment used for the Project.

Within three business days after Party B makes the first payment of transfer price at RMB 50,000,000 pursuant to section three of this Agreement, Party A, B, and C shall designate their personnel to conduct an actual turn-over of the transferred assets on the site and the ownership of corresponding assets of Project shall be temporarily transferred from Party A to Party B. After all the Transfer Price is totally paid off by Party B pursuant to section three of this Agreement, the ownership of the Project will be formally transferred to Party B. Otherwise, section seven of this Agreement shall prevail.

Before the actual turn-over of the transfer assets, Party B shall not hinder Party A's management and control over the Project and its corresponding assets through trespassing, damaging, impairing or in any other ways and for any reason; and Party A also shall not demolish, damage and transfer the Project and its corresponding assets.

Five, Waiver Clause:

After Party B pays off the entire Transfer Price within the agreed time according to section three of this Agreement, Party A agrees not to take actions against Party B for breach of Zhongtai Agreement.

Six, Termination of the Original Cooperative Agreement

The CDQ Power Generation Energy Management Cooperative Agreement signed by Party A and Party B shall be terminated on the date when Party B pays off the entire Transfer Price within the agreed date according to section three of this Agreement, and both parties shall not continue the performance of the original cooperative agreement.

Seven, Liability for Breach of the Agreement

If Party B fails to pay off the entire transfer price within the time agreed in this Agreement, this Agreement is automatically terminated on the due date of the payment date and the temporary ownership of the Project by Party B is immediately cancelled and the ownership of the CDQ waste heat power generation project and its corresponding assets shall automatically return to Party A, and both parties shall continue performing their respective rights and obligations according to Zhongtai Agreement and assume the corresponding liabilities for breach of the Zhongtai Agreement.

Eight, Settlement of Disputes

Any dispute over this Agreement shall be solved through consultation between both parties and if consultation fails, any party may file a lawsuit to the local people’s court where Party A is located.

Nine, this Agreement takes effect on the date of signing and sealing by Party A, Party B and Party C.

Ten, this Agreement is signed in six copies and each party holds two copies and they all have the same legal effect.

Eleven, anything not covered in this Agreement shall be consulted by both parties.

Party A:	Party B:

Authorized Representative:	Authorized Representative:

Date of Signature:	Date of Signature:

Party C:

Authorized Representative:

Date of Signature: